UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.    Name and Address of Reporting Person:

                    Homework911.com, Inc.
                    1675 Broadway, 35th Floor
                    New York, NY 10019

2.    Date of Event Requiring Statement (Month/Day/Year)

                  6/2/2000

3.    I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4.    Issuer Name and Ticker or Trading Symbol:

                  Dominix, Inc. (DMNX)

5.    Relationship of Reporting Person(s) to Issuer:

                  ___ Director

                  ___ Officer (give title below)
                   X
                  --- 10% Owner
                  ___ Other (specify below)
                  ------------------------

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)


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                   X    Form filed by One Reporting Person
                  ---
                  ___   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.    Title of Security

                 Common Stock, $0.0001 par value

2.    Amount of Securities Beneficially Owned

                 965,123

3.    Ownership Form:  Direct (D) or Indirect (I)

                 D

4.    Nature of Indirect Beneficial Ownership



     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                 Date Exercisable

                 Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                 Title

                 Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security



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                                                             Page 3 of 4 pages


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  None


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                                                             Page 4 of 4 pages


                                    SIGNATURE
                                    ---------

         Witness, the signatures of the undersigned this 18th day of August, 2000.

                            HOMEWORK911.COM, INC.


                             By  /s/ Carl S. Heringer
                                 --------------------
                                 Carl S. Heringer
                                 Vice President, General Counsel and Secretary